Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces First Quarter 2012 Financial Results and Dividend Increase

Indiana, PA., April 24, 2012—First Commonwealth Financial Corporation (NYSE: FCF) today reported net income of $11.1 million, or $0.11 diluted earnings per share, for the first quarter ended March 31, 2012, as compared to net income of $5.2 million, or $0.05 diluted earnings per share, in the first quarter of 2011. The increase in net income was primarily the result of a lower provision for credit losses and an increase in noninterest income.

Annualized return on average assets for the first quarter 2012 was 0.75% as compared to 0.37% for the same period last year. Return on average shareholders’ equity was 5.81% and 2.82% for the periods ended March 31, 2012 and March 31, 2011, respectively.

T. Michael Price, President and Chief Executive Officer, stated, “Our priority remains working to ensure that credit uncertainty is behind us. We are pleased with the results this quarter regarding loan loss provisions, nonperforming assets and criticized loan levels. There is always more to be done, but I believe the evolution and strengthening of our credit culture will ultimately provide us with a sustainable competitive advantage.”

Net Interest Income and Net Interest Margin

First quarter 2012 net interest income, on a fully taxable equivalent basis, was unchanged at $49.4 million as compared to the first quarter of 2011. Interest-earning assets increased $252.3 million, or 5%, from March 31, 2011 to March 31, 2012, which was offset by a 12 basis point drop in the net interest margin. Net interest margin was 3.75%, 3.78% and 3.87% for the three-month periods ended March 31, 2012, December 31, 2011 and March 31, 2011, respectively.

Significant changes to First Commonwealth’s balance sheet during the first quarter of 2012, as compared to December 31, 2011 include:

•	A $62.2 million increase in investment securities.

•	A $79.6 million increase in loans included a mix of consumer home equity, commercial and indirect auto loans, partially offset by a decrease in residential mortgage loans.

•	Continued growth and mix improvements in deposits. Overall deposits increased $129.1 million, or 3%; $103.8 million of that growth was lower costing transaction and savings deposits.

•	Long-term and short-term borrowings decreased $4.1 million.

“We are committed at every level of the organization to achieving operating excellence that drives earnings,” said Mr. Price. “Noteworthy to accomplishing this will be our ability to generate core asset and low-cost deposit growth as efficiently as possible, while purposefully managing our funding costs, loan spreads and overall business mix. This quarter’s balance sheet growth is indicative that our strategies along these lines continue to gain traction.”

Credit Quality

The provision for credit losses was $3.8 million for the first quarter of 2012 as compared to $13.8 million for the comparable quarter in 2011. During the first quarter of 2012, net charge-offs were $4.3 million, or 0.42% of average loans, annualized, compared to $8.3 million, or 0.80% of average loans, annualized, in the first quarter of 2011. The most substantial loan charge-offs for the first quarter of 2012 included $1.2 million on a nonperforming commercial credit. The allowance for credit losses as a percentage of total loans outstanding was 1.47%, 1.51% and 1.88% for March 31, 2012, December 31, 2011 and March 31, 2011, respectively.

At March 31, 2012, nonperforming loans were $89.7 million, a decrease of $22.5 million, or 20%, from December 31, 2011. The major loans that were placed into nonperforming status during the first quarter of 2012 included $3.0 million for two Pennsylvania commercial relationships and one large consumer mortgage loan. That increase was offset by an $11.3 million commercial loan that was paid off; $5.3 million for a commercial real estate loan which was transferred to the Held-for-Sale classification in the fourth quarter of 2011 and sold in the first quarter of 2012; $1.2 million for the charge-off of a commercial credit and $1.2 million for a commercial real estate loan transferred to Other Real Estate Owned (OREO). Nonperforming loans as a percentage of total loans were 2.17%, 2.76% and 3.45% for the periods ended March 31, 2012, December 31, 2011 and March 31, 2011, respectively. Subsequent to March 31, 2012, an additional loan, totaling $4.1 million in the Held-for-Sale classification, was sold in the first week of April 2012. This sale resulted in a gain of $1.2 million and will be reflected in the financial results as of and for the quarter ending June 30, 2012.

OREO acquired through foreclosure was $21.3 million at March 31, 2012 which represented a decrease of $8.7 million from December 31, 2011. During the first quarter of 2012, a $1.2 million commercial loan was transferred to OREO from nonperforming status as we moved toward resolving this troubled credit. Offsetting this increase was a $2.8 million write-down associated with one commercial OREO property, based upon an updated appraisal, which currently has a remaining book value of $1.2 million, and $6.8 million from the sale of one commercial property.

Noninterest Income

Noninterest income, excluding net security gains (losses), increased $3.6 million, or 26%, in the first quarter of 2012 compared to the same period last year. This increase is primarily the result of a $1.7 million gain from the sale of a loan that was placed in the Held-for-Sale classification in the fourth quarter of 2011, $1.0 million in rental revenue from an OREO property that was sold during the first quarter of 2012 and $0.8 million in swap-related income. There were no other-than-temporary impairment charges for the first quarter of 2012 or the first quarter of 2011 and there were no net securities gains recorded in the first quarter of 2012, as compared to $0.6 million of net securities gains during the first quarter of 2011.

Noninterest Expense

Noninterest expense increased $5.3 million, or 13%, in the first quarter of 2012, as compared to the first quarter of 2011, primarily from the $2.8 million write-down to current fair value for an OREO property; $1.3 million increase in the reserve for unfunded loan commitments and $1.2 million of operating expenses related to an OREO property that was sold during the first quarter of 2012.

Staff expense increased $0.6 million compared to the first quarter of 2011 primarily as a result of increasing the lending and other business relationship staffs and expanded incentive programs to encourage new business production. These increases were partially offset by restructurings and refinements in our support and retail distribution areas. Full time equivalent staff was 1,426 and 1,519 for the periods ended March 31, 2012 and 2011, respectively. Other meaningful changes in noninterest expense include a $0.6 million reduction in FDIC insurance premiums.

The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (total revenue consists of net interest income, on a fully taxable equivalent basis, plus total noninterest income, excluding net impairment losses and net securities gains), was 70% for the quarter ended March 31, 2012 as compared to 66% for the comparable period in 2011. The increase in the efficiency ratio was primarily the result of higher loan collection costs for troubled loans and the aforementioned write-down of an OREO property.

Dividends and Capital

First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.05 per share on April 24, 2012 which is payable on May 18, 2012 to shareholders of record as of May 4, 2012. This dividend represents a 67% increase over the previous quarterly dividend of $0.03 per share and a 3% projected annual yield utilizing the March 31, 2012 closing market price of $6.12.

First Commonwealth’s capital ratios for Leverage, Total and Tier I at March 31, 2012 were 11.74%, 14.77% and 13.52%, respectively.

Conference Call

First Commonwealth will host a quarterly conference call to discuss its financial results for the first quarter of 2012 on Wednesday, April 25, 2012 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-877-317-6789 or through our web page, http://www.fcbanking.com via our “Investor Relations” link. A replay of the call will be available approximately one hour following the conclusion of the conference. A link to the call replay will be accessible at this web page for 30 days.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.0 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 112 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect our revenues, increase credit-related costs and reduce the values of our assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, our business and financial performance is likely to be negatively impacted by effects of recently enacted and future legislation and regulation. Our results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance and legal risk, interest rate risk, and liquidity risk. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:

Media:

Susie Barbour

Media Relations Supervisor

724-463-5618

Investor Relations:

Robert E. Rout

Executive Vice President and Chief Financial Officer

724-349-7220

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FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except per share data)

	0000000000	0000000000	0000000000
	For the Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
SUMMARY RESULTS OF OPERATIONS

Net interest income (FTE)(1)	$49,387	$48,906	$49,399
Provision for credit losses	3,787	25,912	13,817
Noninterest income	17,380	15,478	14,328
Noninterest expense	46,752	48,576	41,429
Net income (loss)	11,051	(5,717)	5,246

Earnings (losses) per common share (diluted)	$0.11	$(0.05)	$0.05

KEY FINANCIAL RATIOS

Return on average assets	0.75%	-0.40%	0.37%
Return on average shareholders’ equity	5.81%	-2.94%	2.82%
Efficiency ratio(2)	70.02%	75.45%	65.60%
Net interest margin (FTE)(1)	3.75%	3.78%	3.87%
Book value per common share	$7.30	$7.23	$7.17
Tangible book value per common share(4)	5.75	5.67	5.60
Market value per common share	6.12	5.26	6.85
Cash dividends declared per common share	0.03	0.03	0.03

ASSET QUALITY RATIOS

Allowance for credit losses as a percent of end-of-period loans(6)	1.47%	1.51%	1.88%
Allowance for credit losses as a percent of nonperforming loans(6)	74.45%	62.01%	54.67%
Nonperforming loans as a percent of end-of-period loans(5)	2.17%	2.76%	3.45%
Nonperforming assets as a percent of total assets(5)	1.86%	2.43%	3.24%
Net charge-offs as a percent of average loans (annualized)	0.42%	3.63%	0.80%

CAPITAL RATIOS

Shareholders’ equity as a percent of total assets	12.86%	12.99%	13.05%
Tangible common equity as a percent of tangible assets(3)	10.40%	10.48%	10.49%
Leverage Ratio	11.74%	11.91%	11.78%
Risk Based Capital—Tier I	13.52%	13.46%	13.38%
Risk Based Capital—Total	14.77%	14.71%	14.64%

(6)	Excludes held for sale loans.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except share data)

	For the Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
INCOME STATEMENT
Interest income	$56,616	$56,487	$59,469
Interest expense	8,446	8,854	11,600

Net Interest Income	48,170	47,633	47,869
Taxable equivalent adjustment(1)	1,217	1,273	1,530

Net Interest Income (FTE)	49,387	48,906	49,399

Provision for credit losses	3,787	25,912	13,817

Net Interest Income after Provision for Credit Losses (FTE)	45,600	22,994	35,582

Changes in fair value on impaired securities	1,498	(207)	1,869
Non-credit related (gains) losses on securities not expected to be sold (recognized in other comprehensive income)	(1,498)	207	(1,869)

Net Impairment Losses	0	0	0

Net securities gains	0	0	577
Trust income	1,542	1,413	1,718
Service charges on deposit accounts	3,502	3,765	3,426
Insurance and retail brokerage commissions	1,424	1,500	1,562
Income from bank owned life insurance	1,445	1,438	1,357
Income from other real estate owned	964	1,021	0
Gain on sale of assets	2,115	1,883	231
Card related interchange income	3,114	3,073	2,800
Other income	3,274	1,385	2,657

Total Noninterest Income	17,380	15,478	14,328

Salaries and employee benefits	21,758	21,577	21,128
Net occupancy expense	3,404	3,336	3,732
Furniture and equipment expense	3,184	3,110	3,180
Data processing expense	1,563	1,545	1,424
Pennsylvania shares tax expense	1,183	1,434	1,178
Intangible amortization	371	371	390
Collection and repossession expense	2,699	2,580	1,316
Other professional fees and services	1,199	1,367	1,125
FDIC insurance	1,237	1,230	1,835
Loss on sale or write-down of assets	3,289	4,754	301
Unfunded commitments reserve	913	681	(357)
Other operating expenses	5,952	6,591	6,177

Total Noninterest Expense	46,752	48,576	41,429

Income (Loss) before Income Taxes	16,228	(10,104)	8,481
Taxable equivalent adjustment(1)	1,217	1,273	1,530
Income tax provision (benefit)	3,960	(5,660)	1,705

Net Income (Loss)	$11,051	$(5,717)	$5,246

Shares Outstanding at End of Period	105,050,018	104,916,994	104,859,954
Average Shares Outstanding Assuming Dilution	104,816,442	104,765,492	104,623,518

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands)

	March 31, 2012	December 31, 2011	March 31, 2011
BALANCE SHEET (Period End)
Assets
Cash and due from banks	$81,552	$78,478	$133,319
Securities	1,244,749	1,182,572	1,054,869
Loans held for sale	8,076	13,412	0

Loans	4,128,588	4,043,643	4,074,270
Allowance for credit losses	(60,732)	(61,234)	(76,792)

Net loans	4,067,856	3,982,409	3,997,478

Goodwill and other intangibles	163,428	163,799	164,943
Other assets	402,983	420,452	411,757

Total Assets	$5,968,644	$5,841,122	$5,762,366

Liabilities and Shareholders’ Equity
Noninterest-bearing demand deposits	$818,896	$780,377	$733,731

Interest-bearing demand deposits	122,320	95,945	90,554
Savings deposits	2,469,736	2,430,802	2,354,288
Time deposits	1,222,879	1,197,560	1,451,395

Total interest-bearing deposits	3,814,935	3,724,307	3,896,237

Total deposits	4,633,831	4,504,684	4,629,968

Short-term borrowings	309,373	312,777	155,342
Long-term borrowings	206,768	207,414	179,743

Total borrowings	516,141	520,191	335,085

Other liabilities	51,314	57,704	45,181
Shareholders’ equity	767,358	758,543	752,132

Total Liabilities and Shareholders’ Equity	$5,968,644	$5,841,122	$5,762,366

	For the Three Months Ended
	March 31, 2012	Yield/ Rate	December 31, 2011	Yield/ Rate	March 31, 2011	Yield/ Rate
NET INTEREST MARGIN (Quarterly Averages)
Assets
Loans (FTE)(1)(5)	$4,115,483	4.81%	$4,026,069	4.86%	$4,171,083	5.09%
Securities (FTE)(1)	1,183,007	2.92%	1,113,525	2.99%	1,011,873	3.48%

Total Interest-Earning Assets (FTE)(1)	5,298,490	4.39%	5,139,594	4.46%	5,182,956	4.77%
Noninterest-earning assets	602,863		599,025		589,088

Total Assets	$5,901,353		$5,738,619		$5,772,044

Liabilities and Shareholders’ Equity
Interest-bearing demand and savings deposits	$2,576,259	0.22%	$2,524,019	0.26%	$2,451,962	0.35%
Time deposits	1,203,668	1.62%	1,216,941	1.67%	1,471,492	2.05%
Short-term borrowings	334,454	0.27%	232,629	0.30%	172,440	0.43%
Long-term borrowings	207,338	3.83%	192,862	3.92%	185,142	4.12%

Total Interest-Bearing Liabilities	4,321,719	0.79%	4,166,451	0.84%	4,281,036	1.10%
Noninterest-bearing deposits	764,667		751,072		687,041
Other liabilities	50,312		50,312		48,587
Shareholders’ equity	764,655		770,784		755,380

Total Noninterest-Bearing Funding Sources	1,579,634		1,572,168		1,491,008

Total Liabilities and Shareholders’ Equity	$5,901,353		$5,738,619		$5,772,044

Net Interest Margin (FTE) (annualized)(1)		3.75%		3.78%		3.87%

(5)	Includes held for sale loans.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except per share data)

	March 31, 2012	December 31, 2011	March 31, 2011
ASSET QUALITY DETAIL

Nonperforming Loans:

Loans on nonaccrual basis	$36,405	$33,635	$94,896
Loans held for sale on nonaccrual basis	8,076	13,412	0
Troubled debt restructured loans on nonaccrual basis	41,690	44,841	33,844
Troubled debt restructured loans on accrual basis	3,482	20,276	11,724

Total Nonperforming Loans	$89,653	$112,164	$140,464
Other real estate owned (“OREO”)	21,335	30,035	28,768
Nonaccrual securities at fair value	0	0	17,214

Total Nonperforming Assets	$110,988	$142,199	$186,446
Loans past due in excess of 90 days and still accruing	$8,126	$11,015	$15,202
Criticized loans	265,526	292,023	501,310
Nonperforming loans, plus OREO as a percentage of total loans, plus OREO (5)	2.67%	3.48%	4.12%
Allowance for credit losses	$60,732	$61,234	$76,792

	For the Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Net Charge-offs:

Commercial, financial, agricultural and other	$1,676	$3,334	$856
Real estate construction	134	13,361	4,999
Commercial real estate	77	17,833	690
Residential real estate	1,579	1,407	1,085
Loans to individuals	823	860	624

Net Charge-offs	$4,289	$36,795	$8,254

Net charge-offs as a percentage of average loans outstanding (annualized)	0.42%	3.63%	0.80%
Provision for credit losses as a percentage of net charge-offs	88.30%	70.42%	167.40%
Provision for credit losses	$3,787	$25,912	$13,817

RECONCILIATION OF NON-GAAP MEASURES

(1)	Net interest income has been computed on a fully taxable equivalent basis (“FTE”) using the 35% federal income tax statutory rate.
(2)

Efficiency ratio is “total noninterest expense” as a percentage of total revenue. Total revenue consists of “net interest income, on a fully taxable equivalent basis,” plus “total noninterest income,” excluding “net impairment losses” and “net securities gains.”

	March 31, 2012	December 31, 2011	March 31, 2011
Tangible Equity:
Total shareholders’ equity	$767,358	$758,543	$752,132
Less: intangible assets	163,428	163,799	164,943

Tangible Equity	603,930	594,744	587,189
Less: preferred stock	0	0	0

Tangible Common Equity	$603,930	$594,744	$587,189

Tangible Assets:
Total assets	$5,968,644	$5,841,122	$5,762,366
Less: intangible assets	163,428	163,799	164,943

Tangible Assets	$5,805,216	$5,677,323	$5,597,423

(3) Tangible Common Equity as a percentage of Tangible Assets	10.40%	10.48%	10.49%

Shares Outstanding at End of Period	105,050,018	104,916,994	104,859,954
(4) Tangible Book Value Per Common Share	$5.75	$5.67	$5.60

Note: Management believes that it is a standard practice in the banking industry to present these non-gaap measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.